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                                                             EXHIBIT 10.18 (f)


                           PLAYBOY ENTERPRISES, INC.

                                                      May 12, 1997

Mr. John Chan Chun Tung
Chaifa Investment Limited
Unit 1, 17th Floor, Westlands Centre
20 Westlands Road, Quarry Bay
Hong Kong

Dear Mr. Chan:

     This letter, when the enclosed copy has been signed, dated and returned by you, will evidence our mutual agreement to further amend the Product License Agreements between Playboy Enterprises, Inc. ("Licensor") and Chaifa Investment Limited ("Licensee") dated as of September 26, 1989 (the "Hong Kong Agreement") and March 4, 1991 (the "PRC Agreement") (collectively the "Agreements"). Our agreement is as follows:

1. Effective immediately, in addition to the Statements required in Paragraph 2.d of the Agreements, Licensee will be required to submit to Licensor on a monthly basis a preliminary, unaudited statement of net sales of the Products (as defined in Paragraph S.6. of the Agreements). Such statements shall be submitted within twenty (20) days after the end of each calendar month and shall include detail as to net sales (segregated between wholesale and retail) listed separately for the PRC and for Hong Kong.

2. Earned Royalties (as defined in Paragraph 2.c. (ii) of the Agreements) due for calendar year 1997 shall be payable as follows:

     (i) Seventy-five percent (75%) of Earned Royalties that are due and payable for each License Quarter (as defined in Paragraph 1.d. of the Hong Kong Agreement and Paragraph 1.c. of the PRC Agreement) shall be remitted to Licensor by Licensee within one hundred five
            (105) days after the end of such License Quarter.

     (ii) The remaining twenty-five percent (25%) of Earned Royalties that are due and payable for each License Quarter shall be remitted to Licensor by Licensee within one hundred sixty-five (165) days after the end of such License Quarter.

3. Licensee shall develop a sufficient computer system that will accurately track all shipments to and returns from any and all distribution centers as

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     well as track inventories in the distribution centers on a yearly/seasonal
     (spring/summer and fall/winter) basis by using specifically-coded style numbers for each such season. Such computer system must be in operation by April 1, 1997 and must be maintained and operational throughout the remainder of the term under the Agreements.

4. Licensee shall submit to Licensor forty-five (45) days after the end of each License Quarter a breakdown of wholesale sales by month by distributor to retail stores and counters.

5. Licensee shall submit to Licensor within forty-five (45) business days after the end of each License Quarter a breakdown of retail sales of Products by location of all Playboy retail stores and counters operated by Licensee.

6. For purposes of calculating net sales, Earned Royalties and Minimum Net Sales, under no circumstances will returns or refunds exceed thirty percent (30%) of net sales for the applicable License Year.

7. Except as modified above, all of the other terms and conditions of the Agreements, as amended, shall remain in full force and effect.

     If the above accurately sets forth your understanding of our agreement, please sign, date and return the enclosed copy of this letter.

ACCEPTED and AGREED to:                  Very truly yours,

CHAIFA INVESTMENT LIMITED                PLAYBOY ENTERPRISES, INC.


By:  /s/ John Chan Chun Tung             By:  /s/ Lisa Weaver
     -----------------------                  ------------------------------
                                              Lisa Weaver
Title: Chairman                               Vice President
       ---------------------                  International Product Licensing

Date:  5/28/97
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